December 15, 1992

                   1986 STOCK INCENTIVE PLAN

               Agreement re Early Termination of
           Restrictions Relating to Restricted Shares

     On this date, December 15, 1992, the Compensation Committee of the Board of Directors of The Interpublic Group of Companies, Inc. (the "Corporation"), acting as the Committee established pursuant to Article IV of the 1986 Stock Incentive Plan of the Corporation (the "Plan"), determined that the Restriction Period with respect to that number of Restricted Shares shown on Schedule A awarded to the executive whose signature appears on Schedule A under the Plan on the date(s) shown on Schedule A would end at noon today, provided, however, that the ending of the Restriction Period would be conditional on the executive's agreeing to pay to the Corporation (or to such of its subsidiaries as the Corporation should designate), upon demand, the sum(s) shown on Schedule A as the value of the shares being released if, prior to the date(s) listed on Schedule A as "Scheduled Release Date(s)", the executive should no longer be in the employ of the Corporation or any of its subsidiaries for any reason or in any circumstance other than those set forth in the next sentence of this Agreement, unless the Compensation Committee waives such payment. The Corporation and the executive agree that the obligation to make the payment referred to in the preceding sentence shall not arise if the executive ceases to be in the employ of the Corporation or one of its subsidiaries because of (a) death, (b) resignation on account of Disability as that term is defined in the Interpublic Long-Term Disability Plan, or (c) resignation for "Good Reason" pursuant to an Executive Severance Agreement between the executive and the Corporation.

     The executive hereby agrees to the termination of the Restriction Period on this date on the conditions, and subject to the conditional payment obligation, set forth above. Without in any way limiting any rights or remedies otherwise available to the Corporation, the executive hereby authorizes the Corporation and each of its subsidiaries to withhold and apply toward any payment obligation by the executive which may arise under this Agreement, any money, property, stock or other thing of value which may be or become owing by the Corporation or any of its subsidiaries to the executive pursuant to any agreement, plan or arrangement of any kind between the Corporation or any of its subsidiaries and the executive.
PAGE

           The Inter public Group of Companies, Inc.
                  Release of Restricted Stock
                       December 15, 1992

                        BARRY R. LINSKY


                                                  Schedule A

                              Scheduled      Value at
Date of Grant  # of Shares    Release Date   $34.0000 per Share
9/15/87        3,000          2/28/94        $102,000






























The Interpublic Group of Companies, Inc.

     By:  C. Kent Kroeber               Date: 12/16/92

     By:  BARRY R. LINSKY               Date: 12/17/92